Exhibit 23.1







INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of The Boyds Collection, Ltd. and subsidiaries on Form S-8 of our report dated February 4, 2000 (except for Note 16, as to which the date is March 28, 2000), appearing in the Annual Report on Form 10-K of The Boyds Collection, Ltd. and subsidiaries for the year ended December 31, 1999.



Deloitte & Touche Llp
Parsippany, New Jersey

December 28, 2000